EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our reports dated March 9, 2010, relating to the consolidated financial statements, the consolidated financial statement schedule, and the effectiveness of internal control over financial reporting of Harrah’s Entertainment, Inc. appearing in the prospectus relating to the exempt exchange offer referred to as the Private Placement and the prospectus relating to the sale of common stock by Harrah’s Entertainment, Inc. (the “Prospectuses”), which are part of this Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Harrah’s Entertainment, Inc.” and “Experts” in such Prospectuses.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 15, 2010